                                                                   EXHIBIT 10.64

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                            SHARE PURCHASE AGREEMENT

                                      among

                                    SINA.COM

                                MEMESTAR LIMITED

                                       and

                      THE SHAREHOLDERS OF MEMESTAR LIMITED

                           Dated as of January 3, 2003

================================================================================

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                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01. Certain Defined Terms............................................2
SECTION 1.02. Additional Defined Terms.........................................8

                                   ARTICLE II

                                PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Interests...............................9
SECTION 2.02. Purchase Price; Deferred Consideration...........................9
SECTION 2.03. Closing..........................................................9
SECTION 2.04. Closing Deliveries..............................................10
SECTION 2.05. Payment of Deferred Consideration...............................10
SECTION 2.06. Adjustment to the Deferred Consideration........................12

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE SHAREHOLDERS

SECTION 3.01. Organization ...................................................12
SECTION 3.02. Subsidiaries....................................................12
SECTION 3.03. Related Entities................................................13
SECTION 3.04. Authority; No Conflict; Required Filings and Consents...........14
SECTION 3.05. Capitalization..................................................15
SECTION 3.06. Corporate Books and Records.....................................16
SECTION 3.07. Financial Statements............................................16
SECTION 3.08. Absence of Certain Changes or Events............................17
SECTION 3.09. Litigation......................................................17
SECTION 3.10. Compliance with Laws............................................17
SECTION 3.11. Material Contracts..............................................18
SECTION 3.12. Intellectual Property...........................................19
SECTION 3.13. Assets..........................................................20
SECTION 3.14. Employee Benefit Matters........................................21
SECTION 3.15. Labor Matters...................................................21
SECTION 3.16. Certain Interests...............................................22

SECTION 3.17. Taxes...........................................................22
SECTION 3.18. Insurance.......................................................23
SECTION 3.19. Real Property...................................................23
SECTION 3.20. Full Disclosure.................................................23
SECTION 3.21. Permits; Compliance.............................................24
SECTION 3.22. Brokers.........................................................24
SECTION 3.23. Exclusivity of Representations..................................24

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

SECTION 4.01. Shareholder Authority; No Conflict; Required Filings and
              Consents........................................................24
SECTION 4.02. Securities Act..................................................25
SECTION 4.03. Ownership of Company Shares.....................................25

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

SECTION 5.01. Organization and Authority......................................26
SECTION 5.02. No Conflict.....................................................26
SECTION 5.03. Consents and Approvals..........................................27
SECTION 5.04. Absence of Litigation...........................................27
SECTION 5.05. Financial Ability...............................................27
SECTION 5.06. Capitalization..................................................27
SECTION 5.07. SEC Filings; Financial Statements...............................28
SECTION 5.08. Investment Purpose..............................................28
SECTION 5.09. Purchaser Shares................................................28
SECTION 5.10. Brokers.........................................................28

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

SECTION 6.01. Conduct of Business Prior to the Closing........................28
SECTION 6.02. Access to Information...........................................30
SECTION 6.03. Investigation...................................................31
SECTION 6.04. Confidentiality.................................................31
SECTION 6.05. Regulatory and Other Authorizations; Notices and Consents.......32
SECTION 6.06. Notice of Developments..........................................32
SECTION 6.07. No Solicitation or Negotiation..................................33
SECTION 6.08. Use of Intellectual Property....................................33
SECTION 6.09. Non-Competition.................................................33
SECTION 6.10. Release of Indemnity Obligations................................34
SECTION 6.11. Employee Matters................................................34
SECTION 6.12. Certain Benefits................................................35


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SECTION 6.13. Name Change.....................................................35
SECTION 6.14. Related Entities................................................35
SECTION 6.15. Further Action..................................................36
SECTION 6.16. Post-Closing Performance Undertaking............................36
SECTION 6.17. Related Tax.....................................................37
SECTION 6.18. Resale Restricitons for the Purchser Ordinary Shares............37
SECTION 6.19. Waiver of Right of First Refusal................................37
SECTION 6.20. Repayment of Convertible Loan...................................37

                                   ARTICLE VII

                         CONDITIONS TO THE TRANSACTIONS

SECTION 7.01. Conditions to Obligations of the Company and the Shareholders...37
SECTION 7.02. Conditions to Obligations of the Purchaser......................38

                                  ARTICLE VIII

                                 INDEMNIFICATION

SECTION 8.01. Survival of Representations and Warranties......................39
SECTION 8.02. Indemnification by the Shareholders.............................40

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01. Termination.....................................................41
SECTION 9.02. Effect of Termination...........................................42
SECTION 9.03. Amendment.......................................................42
SECTION 9.04. Waiver..........................................................42

                                    ARTICLE X

                               GENERAL PROVISIONS

SECTION 10.01. Expenses.......................................................42
SECTION 10.02. Notices........................................................43
SECTION 10.03. Third-Party Beneficiaries......................................44
SECTION 10.04. Public Announcements...........................................44
SECTION 10.05. Severability...................................................44
SECTION 10.06. Assignment; Binding Effect.....................................44
SECTION 10.07. Incorporation of Disclosure Schedule; Exhibits.................45
SECTION 10.08. Governing Law..................................................45
SECTION 10.09  Event of Force Majeure.........................................45
SECTION 10.10. Headings.......................................................45
SECTION 10.11. Counterparts...................................................45
SECTION 10.12. Entire Agreement...............................................45


                                       iii
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SECTION 10.13. Waiver of Jury Trial...........................................46

EXHIBITS

Exhibit A         The Shareholders
Exhibit B-1       Beijing Star-Village Equity Transfer Agreement
Exhibit B-2       GMMT Equity Transfer Agreement
Exhibit C         Allocation of Purchase Price
Exhibit D         Company Employees who have executed Employment Agreements
Exhibit E         Form of Legal Opinion of the Company's Legal Counsel


                                       iv
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            SHARE PURCHASE AGREEMENT, dated as of January 3, 2003 (this
"Agreement"), among SINA.COM, a Cayman Islands corporation (the "Purchaser"), MEMESTAR LIMITED, a British Virgin Islands limited liability corporation (the "COMPANY"), and the SHAREHOLDERS of the Company identified on the signature pages of this Agreement (the "Shareholders").

                              W I T N E S S E T H:

            WHEREAS, each Shareholder owns such number of ordinary shares, par value HK$0.01 per share (the "COMPANY ORDINARY SHARES"), of the Company and such number of Series A convertible preferred shares, par value HK$0.01 per share (the "COMPANY PREFERRED SHARES" and, together with the Company Ordinary Shares, the "COMPANY SHARES"), of the Company as is set forth opposite such Shareholders' name on EXHIBIT A hereto, which represents all of the outstanding share capital of the Company (the "SHARES");

            WHEREAS, the Company, directly and through its various subsidiaries and contractual arrangements with Beijing Star-Village.com Cultural Development Company, a People's Republic of China limited liability corporation ("BEIJING STAR-VILLAGE"), and Guangzhou Media Message Technologies, Inc., a People's Republic of China limited liability corporation ("GMMT" and, together with Beijing Star-Village, the "RELATED ENTITIES"), is engaged in the business of providing mobile data value-added services in the PRC (the "BUSINESS");

            WHEREAS, as a condition and inducement to the Purchaser entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, the shareholders of Guangdong Sina Internet Information Services Company Limited, a People's Republic of China limited liability corporation ("GUANGDONG SINA") are entering into equity transfer agreements with each of the shareholders of the Related Entities; and

            WHEREAS, each Shareholder wishes to sell to the Purchaser, and the Purchaser wishes to purchase from such Shareholder, all of the outstanding share capital of the Company owned by such Shareholder, all upon the terms and subject to the conditions set forth herein;

            NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

            "ACQUISITION DOCUMENTS" means this Agreement, the Ancillary Agreements, and any certificate, Financial Statements, report or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement.

            "ACTION" means any claim, action, suit, litigation, arbitration, inquiry, proceeding or investigation by or pending before any Governmental Authority.

            "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

            "ANCILLARY AGREEMENTS" means the Employment Agreements and the Equity Transfer Agreements.

            "ASSETS" means the assets and properties of the Company, the Company Subsidiaries and the Related Entities.

            "AVERAGE CLOSING PRICE" means the average of the per share closing prices on The Nasdaq Stock Market of the Purchaser Ordinary Shares during the 60 consecutive trading days ending on and including the date that is 30 trading days after the date of the Letter of Intent; PROVIDED, HOWEVER, that in the event of the public disclosure by the Purchaser of the transactions contemplated by the Letter of Intent prior to the date that is 30 trading days after the date of the Letter of Intent, the Average Closing Price shall mean the average of the per share closing prices on The Nasdaq Stock Market of the Purchaser Ordinary Shares during such number of consecutive trading days during the period commencing 30 trading days prior to the date of the Letter of Intent and ending on and including the day prior to the date of such public disclosure.

            "BEIJING STAR-VILLAGE EQUITY TRANSFER AGREEMENT" means the agreement among Beijing Star-Village, Wu Jiayuan, Wu Bo, Cai Feng, Huang Lianfang, Wang Xin, Li Rubao, Xu Zhiying and the shareholders of Guangdong Sina, pursuant to which 100% of the equity interest of Beijing Star-Village will be transferred to the shareholders of Guangdong Sina. The Beijing Star-Village Equity Transfer Agreement will be substantially in the form of EXHIBIT B-1.

            "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of San Francisco, California or Hong Kong.

            "CLAIMS" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.


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            "COMPANY ACCOUNTANTS" means Deloitte & Touche.

            "COMPANY DISCLOSURE SCHEDULE" means the disclosure schedule delivered by the Company to the Purchaser concurrently with the execution of this Agreement and which provides an exception to or otherwise qualifies (in each case in reasonable detail and with specific Section references as is necessary to reasonably determine the effect of such exception or qualification) the representations and warranties of the Company and the Shareholders specifically contained in Article III hereof.

            "COMPUTER RECORDS" means the computer records of the Company reflecting the operating statistics of the Company on a given day (including the number of Paying Users).

            "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

            "CONVERTIBLE LOAN" means the convertible loan under the Convertible Promissory Note issued by the Company to DragonTech Ventures Limited, dated July 26, 2002, as amended, the principal amount of which is US$1,000,000.

            "COPYRIGHTS" means copyrights in works of authorship of any type, including Software and mask works, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith.

            "ENCUMBRANCE" means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

            "EQUITY TRANSFER AGREEMENTS" means the Beijing Star-Village Equity Transfer Agreement and the GMMT Equity Transfer Agreement.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "FOREIGN CORRUPT PRACTICES ACT" means the Foreign Corrupt Practices Act, 15 U.S.C Sections 78dd-1 et seq., as amended.

            "GMMT EQUITY TRANSFER AGREEMENT" means the agreement among GMMT, the shareholders of GMMT and the shareholders of Guangdong Sina, pursuant to which 100% of the equity interest of GMMT will be transferred to the shareholders of

      Guangdong Sina. The GMMT Equity Transfer Agreement will be substantially in the form of EXHIBIT B-2.

            "GOVERNMENTAL AUTHORITY" means any PRC or non-PRC national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

            "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

            "INDEBTEDNESS" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with US GAAP, or PRC GAAP, as the case may be, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such Person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses
      (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,
      (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

            "INTELLECTUAL PROPERTY" means all rights in any and all of the foregoing throughout the world: (a) Patents, (b) Trademarks, (c) Trade Secrets, (d) Copyrights, and (e) Software.

            "LAW" means any PRC or non-PRC national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including, without limitation, common law), other than any non-public or

      "internal" (NEIBU) policy, rule, order, guidance or administrative practice of, or applied by, any Governmental Authority in the PRC.

            "LEASED REAL PROPERTY" means the real property leased by the Company, the Company Subsidiaries and the Related Entities, together with, to the extent leased by the Company, the Company Subsidiaries and the Related Entities, all buildings, facilities, fixtures, systems, equipment and items of personal property of the Company, any Company Subsidiary or any Related Entity attached or appurtenant thereto and all easements and licenses rights relating to the foregoing.

            "LETTER OF INTENT" means the Letter of Intent, dated December 8, 2002, between the Purchaser and the Company.

            "LIABILITIES" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Tax Law), Action or Governmental Order and those arising under any contract, license agreement, arrangement, commitment or undertaking and in the case of the Company, including its obligations under the Convertible Loan.

            "LICENSED INTELLECTUAL PROPERTY" means Intellectual Property licensed from any third party to, or licensed to any third party by, the Company, the Company Subsidiaries or the Related Entities pursuant to the Licenses and used or intended to be used in connection with the business of the Company, the Company Subsidiaries or any Related Entity.

            "LICENSES" means (a) licenses of Intellectual Property by the Company, the Company Subsidiaries or the Related Entities to third parties, (b) licenses of Intellectual Property by third parties to the Company, the Company Subsidiaries or the Related Entities, (c) agreements between the Company, any Company Subsidiary or any Related Entity and third parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking, advertisement, or other practices with respect to Internet web sites.

            "MANAGEMENT SHAREHOLDERS" means Song Li, Wu Bo, Cai Feng, Li Yi Wen and Wang Xin.

            "MATERIAL ADVERSE EFFECT" means any event, circumstance, change in or effect on the Company or the Company Subsidiaries or the Related Entities or the Purchaser or its subsidiaries, as the context dictates, that, individually or in the aggregate has had or is reasonably expected to have a material adverse effect on the business, results of operations or the financial condition of the Company or the Company Subsidiaries or the Related Entities or the Purchaser and its subsidiaries, as the context dictates, taken as a whole; PROVIDED, HOWEVER, that any material adverse effect arising out of or resulting from (a) an event or series of events or circumstances affecting the economy of the PRC generally, (b) a change or changes in the fee rate of the mobile communications operators in China for mobile data value-added services as a result of a change in the regulations, rules or policies of the Ministry of Information Industry of the PRC or any affiliate of China Mobile Communications Corporation, unless, on the hypothetical assumption that such change or changes had been effective as of December 1, 2002, such change or changes would have resulted in a decrease of more than 35% in the monthly revenue in December, 2002 of the Company, (c) the entering into of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof shall be excluded in determining whether a Material Adverse Effect has occurred.

            "OWNED INTELLECTUAL PROPERTY" means Intellectual Property owned by the Company, any Company Subsidiary or any Related Entity and used or intended to be used in connection with the business of the Company, the Company Subsidiaries or any Related Entity.

            "PAID SERVICE" means any of Yi Dong Fei Chang Nan Nu [(CHINESE CHARACTERS)], Yi Dong Huan Le Gu [(CHINESE CHARACTERS)], Yi Dong You Le Chang [(CHINESE CHARACTERS)] and Yi Dong San Guo Zhi [(CHINESE CHARACTERS)] being offered by the Company, the Company Subsidiaries and/or the Related Entities.

            "PATENTS" means patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions.

            "PAYING USER" means any user that (i) has subscribed for any of the Paid Services and (ii) is obligated to pay the service fee for such Paid Services when due as of the date of determination as to whether a user is a Paying User. For the purposes of this definition, a user who is obligated to pay the services fee for the Paid Services when due, but whom a telecommunications carrier has failed to bill or from whom such carrier has failed to collect for any reason, should still be considered to be a Paying User.

            "PERMITTED ENCUMBRANCES" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which none of the Company, any Company Subsidiary or any Related Entity is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) Encumbrances imposed by Law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of RMB250,000 (or its equivalent in any other currency) in the case of a single property or RMB1,000,000 (or its equivalent in any other currency) in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that
      (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

            "PERSON" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or a government or a political subdivision, agency or instrumentality of a government.

            "PRC" means the People's Republic of China.

            "PRC GAAP" means PRC Accounting Standards for Business Enterprises in effect from time to time applied consistently throughout the periods involved.

            "PURCHASER ACCOUNTANTS" means PricewaterhouseCoopers LLP.

            "SEC" means the United States Securities and Exchange Commission.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SHAREHOLDERS AGREEMENT" means the Second Amended and Restated Shareholder's Agreement, dated August 13, 2002, among DragonTech Ventures Limited, Star-Village.com Corporation, Song Li, each of the Persons listed on SCHEDULE 1 thereto, and the Company.

            "SOFTWARE" means computer software, programs and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements, replacements and modifications thereof, and all related documentation, developer notes, comments and annotations.

            "SUBSIDIARY" of any Person has the meaning set forth in Rule 405 promulgated under the Securities Act.

            "TAX" or "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, share capital, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

            "TAX RETURN" shall mean any return, declaration, report, claim for refund, form, or information or return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

            "TRADE SECRETS" means trade secrets, know-how and other confidential or proprietary technical, business and other information, including research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, business and marketing plans, pricing and cost information, customer information, and all rights in any jurisdiction to limit the use or disclosure thereof.

            "TRADEMARKS" means trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, domain names, symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.

            "US GAAP" means the accounting principles generally accepted in the United States of America, applied consistently throughout the periods involved by either the Company or Purchaser, as the case may be.

            "WFOE" means Star-Village.com (Beijing) Internet Technology Limited.

            SECTION 1.02. ADDITIONAL DEFINED TERMS. The following terms have the meanings set forth in the Sections set forth below:

            DEFINITION                                LOCATION

            Aggregate Purchase Price                  Section 2.02
            Agreement                                 Preamble
            Beijing Star-Village                      Recitals
            Business                                  Recitals
            Cash Consideration                        Section 2.02
            Closing                                   Section 2.03
            Closing Date                              Section 2.03
            Company                                   Preamble
            Company Marks                             Section 6.08
            Company Ordinary Shares                   Recitals
            Company Permits                           Section 3.21
            Company Preferred Shares                  Recitals
            Company Shares                            Recitals
            Company Subsidiaries                      Section 3.02(a)
            Corporate Transaction                     Section 6.11(a)
            Deferred Cash Consideration               Section 2.02
            Deferred Consideration                    Section 2.02
            Deferred Share Consideration              Section 2.02
            Employment Agreements                     Section 7.02(f)
            Financial Statements                      Section 3.07(a)
            for cause                                 Section 2.05(a)
            Force Majeure                             Section 10.09

            GMMT                                      Recitals
            Gross Revenues                            Section 6.16(a)
            Guangdong Sina                            Recitals
            Loss                                      Section 8.02(a)
            Material Contracts                        Section 3.11(a)
            Operating Benchmark                       Section 6.16(a)
            Payment Date                              Section 2.05(a)
            Projections                               Section 6.02(b)
            Purchaser                                 Preamble
            Purchaser Indemnified Party               Section 8.02(a)
            Purchaser Ordinary Shares                 Section 2.02
            Purchaser SEC Reports                     Section 5.07(a)
            Related Entities                          Recitals
            Restricted Period                         Section 6.09(a)
            Shareholders                              Preamble
            Shares                                    Recitals
            Share Consideration                       Section 2.02
            Shortfall                                 Section 2.06
            Supplemental Data                         Section 6.02(b)
            Third Party Claims                        Section 8.02(b)

                                   ARTICLE II

                                PURCHASE AND SALE

            SECTION 2.01. PURCHASE AND SALE OF THE INTERESTS. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Shareholder shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase, all of the Company Ordinary Shares and Company Preferred Shares owned by such Shareholder set forth opposite such Shareholder's name on EXHIBIT A.

            SECTION 2.02. PURCHASE PRICE; DEFERRED CONSIDERATION. Subject to adjustment pursuant to Section 2.06 below, the aggregate purchase price to be paid for the Shares and the covenants contained in Section 6.09 shall be US$20,777,675 (the "AGGREGATE PURCHASE PRICE"), of which (i) US$10,277,675 less the US dollar equivalent of RMB1,000,000 determined using the basic inter-bank exchange rate published by the People's Bank of China on the business day immediately preceding the Closing Date (the "CASH Consideration") shall be paid pursuant to Section 2.04(c), (ii) the number of ordinary shares, par value $0.133 per share (the "PURCHASER ORDINARY Shares"), of the Purchaser (the "SHARE CONSIDERATION" ) equal to the quotient obtained by dividing $2,625,000 by the Average Closing Price shall be paid pursuant to Section 2.04(d), and (iii) (A) US$5,250,000 (the "DEFERRED CASH CONSIDERATION") and (B) the number of Purchaser Ordinary Shares (the "DEFERRED SHARE CONSIDERATION" and, together with the Deferred Cash Consideration, the "DEFERRED CONSIDERATION") equal to the quotient obtained by dividing $2,625,000 by the Average Closing Price shall be paid pursuant to Section 2.05.

            SECTION 2.03. CLOSING. As promptly as practicable following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII hereof (or such other date as may be agreed by each of the parties hereto), the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Shearman & Sterling, 2318 China World Tower Two, 1 Jianguomenwai Dajie, Beijing, China (or such other place as the parties may agree). The date and time of the Closing are herein referred to as the "CLOSING DATE".

            SECTION 2.04. CLOSING DELIVERIES. At the Closing:

            (a) the Purchaser, the Company and the Shareholders shall deliver to each other, unless delivered prior to the Closing, the certificates and other documents required to be delivered hereunder prior to or on the Closing Date;

            (b) the Shareholders shall deliver to the Purchaser certificates evidencing the Shares, duly endorsed in blank, or accompanied by powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed;

            (c) the Purchaser shall deliver to each Shareholder the portion of the Cash Consideration set forth opposite such Shareholder's name on EXHIBIT C in cash in U.S. dollars by check or wire transfer in immediately available funds to an account designated in writing by such Shareholder; and

            (d) the Purchaser shall deliver a share certificate to each Management Shareholder representing the portion of the Share Consideration set forth opposite such Management Shareholder's name on EXHIBIT C.

            SECTION 2.05. PAYMENT OF DEFERRED CONSIDERATION. (a) Subject to adjustment pursuant to Section 2.06 below, the Purchaser shall pay to each Management Shareholder 25% of the Deferred Cash Consideration set forth opposite such Management Shareholder's name on EXHIBIT C, on each of the following dates (each a "PAYMENT DATE"):

            (A) 135 calendar days after the Closing Date;

            (B) 270 calendar days after the Closing Date;

            (C) 405 calendar days after the Closing Date; and

            (D) 540 calendar days after the Closing Date;

PROVIDED, HOWEVER, that if the employment of any of Wu Bo, Cai Feng, Wang Xin and Li Yiwen is terminated voluntarily by such employee or is terminated for cause by the Purchaser or its designated affiliate prior to any Payment Date, then such employee shall not receive the Deferred Cash Consideration which would otherwise be payable on such Payment Date and any subsequent Payment Date. For the purposes of this Section 2.05, "FOR CAUSE" shall mean the occurrence of any of the following, subject only to any statutory requirement of any applicable law: (i) the sustained dereliction by the Management Shareholder with respect to his duties as an executive for a period of three consecutive months after receipt of written notice by the Company and a reasonable opportunity for the Management Shareholder to correct the same within a reasonable period specified by the Company; or (ii) the criminal conviction of the Management Shareholder in connection with any theft, fraud or other criminal offense by the Management Shareholder.

            (b) The Deferred Cash Consideration shall be paid in cash in U.S. dollars by check or wire transfer in immediately available funds to an account designated in writing by each Management Shareholder.

            (c) On the first anniversary of the Closing Date, the Purchaser shall deliver a share certificate to each Management Shareholder representing the portion of the Deferred Share Consideration set forth opposite such Management Shareholder's name on EXHIBIT C; PROVIDED, HOWEVER, that if the employment of any of Wu Bo, Cai Feng, Wang Xin and Li Yiwen is terminated voluntarily by such employee or is terminated for cause by the Purchaser or its designated affiliate prior to the first anniversary of the Closing Date, then such employee shall not receive any of the Deferred Share Consideration; PROVIDED FURTHER, HOWEVER, that if the employment of Song Li is terminated for any reason, he shall nonetheless be entitled to receive the portion of the Deferred Share Consideration set forth opposite his name on EXHIBIT C on the first anniversary of the Closing Date.

            (d) If, during the period (i) between the date hereof and the Closing Date or (ii) between the Closing Date and the date of payment of the Deferred Share Consideration pursuant to Section 2.05(c) above, any change in the share capital of the Purchaser shall occur by reasons of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereof with a record date during such period or any similar event, the Deferred Share Consideration shall be appropriately adjusted.

            (e) No certificates or scrip representing fractional Purchaser Ordinary Shares shall be issued in connection with the payment of the Deferred Share Consideration, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of the Purchaser. Each holder of a fractional share interest shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Closing Price.

            (f) The Purchaser Ordinary Shares to be issued pursuant to this Agreement have not been, and will not be, registered under the Securities Act, and will be issued in a transaction that is exempt from the registration requirements of the Securities Act. Such Purchaser Ordinary Shares will be "restricted securities" under the U.S. federal securities laws and cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration. All certificates representing such Purchaser Ordinary Shares shall bear, in addition to any other legends required under applicable securities laws, the following legend:

            "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be transferred except pursuant to registration under the Securities Act or pursuant to an available exemption from registration."

Such legend shall be removed at such time as the Purchaser Ordinary Shares represented by such certificate have been registered under the Securities Act or otherwise as appropriate. In order to prevent any transfer from taking place in violation of this Agreement or applicable law, the Purchaser may, in its reasonable discretion, cause a stop transfer order to be placed with its transfer agent(s) with respect to the Purchaser Ordinary Shares.

            SECTION 2.06. ADJUSTMENT TO THE DEFERRED CONSIDERATION. In the event that the Operating Benchmark is determined pursuant to Section 6.16 to be less than 2,000,000 (such shortfall, being the "SHORTFALL"), (a) the total amount of the Deferred Cash Consideration (in the case of the Management Shareholders) shall be reduced by an amount equivalent to the product of (i) the total amount of the Deferred Cash Consideration and (ii) the percentage of 2,000,000 constituted by the Shortfall; and (b) DragonTech Ventures Limited shall pay to the Purchaser an amount equivalent to the product of (i) the total amount of the Cash Consideration paid by the Purchaser to DragonTech Ventures Limited under
Section 2.04 and (ii) the percentage of 2,000,000 constituted by the Shortfall in cash in US dollars to an account designated in writing by the Purchaser; PROVIDED, HOWEVER, that the total amount to be reduced or returned under clause
(a) and (b) above shall not exceed 10% of the Aggregate Purchase Price.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE SHAREHOLDERS

            As an inducement to Purchaser to enter into this Agreement, the Company and each Shareholder, jointly and severally, hereby represents and warrants to the Purchaser as follows:

            SECTION 3.01. ORGANIZATION. The Company is an international business company duly incorporated and validly existing under the laws of the British Virgin Islands and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company has heretofore made available to the Purchaser a complete and correct copy of the Memorandum and Articles of Association of the Company. Such Memorandum and Articles of Association are in full force and effect. The Company is not in violation of any of the provisions of its Memorandum and Articles of Association.

            SECTION 3.02. SUBSIDIARIES. (a) Section 3.02 of the Company Disclosure Schedule sets forth a correct and complete list of all the subsidiaries of the Company (the "COMPANY SUBSIDIARIES") and the Related Entities, listing for each Company Subsidiary and each Related Entity its name, the type of entity, the jurisdiction and date of its incorporation or organization, its authorized share capital, partnership capital or equivalent, the number and type of its issued and outstanding shares of share capital, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.

            (b) Other than the Company Subsidiaries and the Related Entities, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company, any Company Subsidiary or any Related Entity owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Other than the Company Subsidiaries and the Related Entities, none of the Company, any Company Subsidiary or any Related Entity is a member of (nor is any part of the Business conducted through) any partnership nor is the Company, any Company Subsidiary or any Related Entity a participant in any joint venture or similar arrangement.

            (c) Each Company Subsidiary: (i) is duly organized and validly existing under the laws of its jurisdiction of incorporation and (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Company Subsidiary and to carry on its business as it has been and is currently conducted by such Company Subsidiary.

            (d) All actions taken by each Company Subsidiary have been duly authorized and no Company Subsidiary has taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its certificate of incorporation or by-laws (or similar organizational documents). True and complete copies of the certificate of incorporation and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each Company Subsidiary have been delivered by the Company to the Purchaser.

            SECTION 3.03. RELATED ENTITIES. (a) Each Related Entity is a limited liability company duly incorporated and validly existing under the laws of the PRC and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Related Entity has all necessary corporate power and authority to execute and deliver the Equity Transfer Agreement to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby.

            (b) The registered capital of Beijing Star-Village is RMB100,000, which has been fully paid up. The registered capital of GMMT is RMB2,500,000, which has been fully paid up. Section 3.03(b) of the Company Disclosure Schedule sets forth the names of all of the shareholders of each Related Entity and the equity interest of each Related Entity owned by each such shareholder. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, the equity interests in the Related Entities are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the articles of association or any contract to which any Related Entity is a party or is otherwise bound. There are no bonds, indentures, notes or other indebtedness of any Related Entity having the right to vote (or to convert into, or exchangeable for, securities having the right to vote) on any matters on which holders of its equity interests may vote. Except as set forth in Section 3.03(b) of the Company Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other arrangements or understandings in effect with respect to the voting or transfer of any of the equity interests to which any Related Entity is a party or is otherwise bound.

            (c) Except as set forth in Section 3.03(c) of the Company Disclosure Schedule, there are no permits or licenses required in connection with the operation of the business as currently conducted by each of the Related Entities which have not been obtained or renewed by such entity. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule, the Company has no reason to believe any of such permits or licenses will be revoked or otherwise terminated or not renewed. The Related Entities are in compliance with the terms of all their respective permits and licenses.

            (d) Except for the consents, approvals, authorizations and other actions set forth in Section 3.04(c) of the Company Disclosure Schedule, the execution and delivery by each Related Entity of the Equity Transfer Agreement to which it is a party does not, and the performance of by such Related Entity of the Equity Transfer Agreement to which it is a party will not, (i) conflict with or violate the organizational documents of such Related Entity, (ii) assuming that all consents, approvals, authorizations, filings and other actions or obligations set forth in Section 3.04(c) of the Company Disclosure Schedule have been obtained or made, as the case may be, conflict with or violate any Law applicable to such Related Entity or by which any property or asset of such Related Entity is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of the Related Entity pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

            SECTION 3.04. AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action and no other proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

            (b) The execution and delivery of this Agreement and the Ancillary Agreements by the Company do not, and the performance of this Agreement and the Ancillary Agreements by the Company will not, (i) violate, conflict with or result in the breach of any provision of the Memorandum and Articles of Association (or similar organizational documents) of the Company, any Company Subsidiary or any Related Entity, (ii) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Company, any Company Subsidiary or any Related Entity or any of the Company's, the Company Subsidiaries' and the Related Entities' respective assets, properties or businesses including, without limitation, the Business, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company, any Company Subsidiary or any Related Entity is a party or by which any of the Shares or any of the Assets is bound or affected, except, in the case of clauses (ii) and
(iii) above, for conflicts, violations, breaches, defaults, rights of termination, amendment, acceleration or cancellation, or Encumbrances as would not, individually or in the aggregate, have a Material Adverse Effect.

            (c) Except as set forth in Section 3.04(c) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company and the Related Entities do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority.

            SECTION 3.05. CAPITALIZATION. (a) The authorized share capital of the Company consists of (i) 80,000,000 Company Ordinary Shares and (ii) 20,000,000 Company Preferred Shares. As of the date hereof, (x) 60,920,211 Company Ordinary Shares and 15,230,053 Company Preferred Shares, are issued and outstanding, all of which are validly issued, fully paid and nonassessable and, to the knowledge of the Company and the Shareholders after due inquiry, are owned of record and beneficially by the Shareholders, free and clear of any Encumbrances (other than Encumbrances created by (i) this Agreement in favor of the Purchaser or (ii) the Shareholders Agreement), in the amounts set forth on EXHIBIT A, and (y) no shares of share capital of the Company are held in the treasury of the Company. There are no other shares of share capital or securities convertible into or exercisable for shares of share capital of the Company issued and outstanding. Except for the Convertible Loan and except as set forth in Section 3.05 of the Company Disclosure Schedule, there are no options, warrants, notes, convertible securities or other rights issued or granted by the Company, or any agreements, arrangements or commitments to which the Company is a party of any character relating to the issued or unissued share capital of the Company or obligating the Company to issue or sell any shares of share capital, options, warrants or convertible securities of, or other equity interests in, the Company. All Company Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of share capital of the Company. Except as set forth in
Section 3.05 of the Company Disclosure Schedule, there are no material outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

            (b) The stock register of the Company accurately records: (i) the name and address of each Person owning Company Shares and (ii) the certificate number of each certificate evidencing shares of share capital issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

            (c) The registered capital of each Company Subsidiary established in the PRC has been paid in full by the Company. All the outstanding shares of share capital of, or other interests in, each Company Subsidiary are validly issued, fully paid, nonassessable and, except with respect to wholly owned Company Subsidiaries, free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the share capital of, or other interests in, any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of share capital of, or any other interest in, any Company Subsidiary. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of share capital of or any other interests in any Company Subsidiary.

            (d) The stock register of each Company Subsidiary (or, in the case of the WFOE, its articles of association) accurately records: (i) the name and address of each Person owning shares of share capital of such Company Subsidiary and (ii) the certificate number of each certificate evidencing shares of share capital issued by such Subsidiary, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

            SECTION 3.06. CORPORATE BOOKS AND RECORDS. The minute books of the Company, the Company Subsidiaries and the Related Entities contain accurate records of all meetings and accurately reflect all other actions taken by the shareholders, Boards of Directors and all committees of the Boards of Directors of the Company, the Company Subsidiaries and the Related Entities. Complete and accurate copies of all such minute books and of the stock register or the equivalent thereof of the Company, each Company Subsidiary and the Related Entities have been provided, or will be provided by the Closing, by the Company to the Purchaser.

            SECTION 3.07. FINANCIAL STATEMENTS. (a) Complete and unaltered copies of (i) the unaudited combined balance sheet of the Company for the fiscal year ended as of December 31, 2001, and the related unaudited combined statements of income, retained earnings, stockholders' equity and changes in financial position of the Company, together with all related notes and schedules thereto, for the fiscal year ended as of December 31, 2001, and (ii) the unaudited balance sheet of the Company as of November 30, 2002, and the related unaudited combined statements of income, retained earnings, stockholders' equity and changes in financial position of the Company, together with all related notes and schedules thereto for the eleven months ended as of November 30, 2002 (collectively, the "FINANCIAL STATEMENTS"), have been delivered by the Company to the Purchaser. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company and the Company Subsidiaries and the Related Entities, (ii) present fairly the combined financial condition and results of operations of the Company and the Company Subsidiaries and the Related Entities as at the dates thereof or for the respective periods covered thereby, (iii) have been prepared in accordance with PRC GAAP applied on a basis consistent with the past practices of the Company, the Company Subsidiaries and the Related Entities (except as may be indicated in the notes thereto and except that the Financial Statements do not contain footnotes and are subject to normal and recurring period-end adjustments, which adjustments would not have a Material Adverse Effect) and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Company, the Company Subsidiaries and the Related Entities and the results of the operations of the Company, the Company Subsidiaries and the Related Entities as of the dates thereof or for the periods covered thereby. There are no Liabilities of the Company, any Company Subsidiary or any Related Entity, other than Liabilities reflected or reserved against on the unaudited combined balance sheets of the Company for the period ended as of November 30, 2002. For the purposes of this Agreement, "combined" shall have the same meaning as "consolidated" and shall apply as if the Company, the Company Subsidiaries and the Related Entities were a single company.

            (b) The books of account and other financial records of the Company, the Company Subsidiaries and the Related Entities: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with PRC GAAP applied on a basis consistent with the past practices of the Company, the Company Subsidiaries and the Related Entities, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

            (c) Complete and accurate copies of all Computer Records at the end of each calendar month for the first eleven months of 2002 have been provided by the Company to the Purchaser. The Computer Records: (i) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (ii) have been maintained in accordance with good business and accounting practices.

            (d) Section 3.07(d) of the Disclosure Schedule sets forth each and every account maintained by each of the Company, the Company Subsidiaries and the Related Entities at a bank or other financial institution, including the name of such bank or financial institution, account number and the amount of balance on such account.

            SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since November 30, 2002, the Business has been conducted only in the ordinary course and in a manner consistent with past practice.

            SECTION 3.09. LITIGATION. (a) There are no Actions by or against the Company, any Company Subsidiary or any Related Entity, pending before any Governmental Authority (nor, to the best knowledge of the Company after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority). None of the matters disclosed in Section 3.10 of the Company Disclosure Schedule has, has had or could reasonably be expected to have a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the Transactions contemplated by this Agreement or thereby.

            (b) None of the Company, any Company Subsidiary or any Related Entity is subject to any Governmental Order (nor, to the knowledge of the Company and the Shareholders after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated by this Agreement or thereby.

            SECTION 3.10. COMPLIANCE WITH LAWS. (a) Except as set forth in
Section 3.10 of the Company Disclosure Schedule, the Company, the Company Subsidiaries and the Related Entities have each conducted and continue to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Company, any Company Subsidiary or any Related Entity, and none of the Company, any Company Subsidiary or any Related Entity is in violation of any such Law or Governmental Order. To the best knowledge of the Company and the Shareholders, none of the Company, any Company Subsidiary or any Related Entity is in violation of any non-public or "internal" (NEIBU) policy, rule, order, guidance or administrative practice of, or applied by, any Governmental Authority in the PRC.

            (b) To the knowledge of the Company and the Shareholders after due inquiry, none of the Company, any Company Subsidiary or any Related Entity or any officer, directors, employee, agent or representative of the Company, the Company Subsidiaries or any Related Entity has taken any action which (i) is or could be deemed to be a violation of the Foreign Corrupt Practices Act in respect of the Business; and (ii) is not customary or permitted in the PRC.

            SECTION 3.11. MATERIAL CONTRACTS. (a) Section 3.11 of the Company Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral agreements) of the Company, the Company Subsidiaries and the Related Entities (the "MATERIAL CONTRACTS"):

            (i) each contract, agreement, invoice, purchase order and other arrangement for the furnishing of services to the Company, any Company Subsidiary or any Related Entity, or otherwise related to the Business, under the terms of which the Company, any Company Subsidiary or any Related Entity: (A) is likely to pay or otherwise give consideration of more than US$50,000 in the aggregate during the calendar year ended December 31, 2002, (B) is likely to pay or otherwise give consideration of more than US$100,000 in the aggregate over the remaining term of such contract or (C) except in the case of employment agreements with employees of the Company, the Company Subsidiaries or the Related Entities (other than the senior management of the Company, the Company Subsidiaries or the Related Entities), cannot cancel without penalty or further payment and without more than 30 days' notice;

            (ii) each contract, agreement, invoice, sales order and other arrangement, for the furnishing of services by the Company, any Subsidiary or any Related Entity which: (A) is likely to involve consideration of more than US$50,000 in the aggregate during the calendar year ended December 31, 2002, (B) is likely to involve consideration of more than US$100,000 in the aggregate over the remaining term of the contract or (C) cannot be cancelled by the Company, such Company Subsidiary or such Related Entity without penalty or further payment and without more than 30 days' notice;

            (iii) each contract, agreement, lease and sublease concerning the use, occupancy, management or operation of any real property;

            (iv) all franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements;

            (v) all management contracts and contracts with independent contractors or consultants (or similar arrangements) which are not cancelable without penalty or further payment and without more than 30 days' notice;

            (vi) all contracts and agreements relating to Indebtedness of the Company, any Company Subsidiary or any Related Entity;

            (vii) all contracts and agreements with any Governmental Authority;

            (viii) all contracts and agreements that limit or purport to limit the ability of the Company, any Company Subsidiary or any Related Entity to compete in any line of business or with any Person or in any geographic area or during any period of time; (ix) all contracts and agreements providing for benefits under any plan;

            (x) all agreements included in the Licenses;

            (xi) all agreements providing for exclusive cooperation or exclusive business relationship or similar arrangement;

            (xii) all contracts and agreements between or among the Company, any Company Subsidiary or any Related Entity, on one hand, and a Shareholder or any affiliate (including any immediate relative of an individual shareholder) of a Shareholder (other than the Company, any Company Subsidiary or any Related Entity), on the other hand; and

            (xiii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, any Company Subsidiary and the Related Entities, taken as a whole, or the conduct of the Business, or the absence of which would have a Material Adverse Effect.

            (b) Except as disclosed in Section 3.11 of the Company Disclosure Schedule, each Material Contract: (i) is valid and binding on the parties thereto and is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except to the extent that any consents set forth in Section 3.04(c) of the Company Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. None of the Company, any Company Subsidiary or any Related Entity is in breach of, or default under, any Material Contract.

            (c) Except as disclosed in Section 3.11 of the Company Disclosure Schedule, to the best knowledge of the Company after due inquiry, no other party to any Material Contract is in breach thereof or default thereunder and none of the Company, any Company Subsidiary or any Related Entity has received any notice of termination, cancellation, breach or default under any Material Contract.

            SECTION 3.12. INTELLECTUAL PROPERTY. (a) Except as would not have a Material Adverse Effect, Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) Owned Intellectual Property and (ii) Licensed Intellectual Property.

The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property material to the operation of the Business as currently conducted and there are no other items of Intellectual Property material to the operation of the Business as currently conducted.

            (b) Except as otherwise disclosed in Section 3.12(b) of the Company Disclosure Schedule, to the knowledge of the Company and the Shareholders after due inquiry, the conduct of the Business as currently conducted does not infringe upon, conflict with, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no claim has been asserted to, or is pending or threatened against, the Company, the Company Subsidiaries or the Related Entities alleging that the operation of the Business infringes upon, may infringe, misappropriates, conflicts with, dilutes or otherwise violates the Intellectual Property rights of any third party.

            (c) To the knowledge of the Company and the Shareholders after due inquiry, with respect to each item of the Owned Intellectual Property, the Company, a Company Subsidiary or a Related Entity is the exclusive owner of the entire, unencumbered right, title and interest in and to such Intellectual Property and is entitled to use such Intellectual Property in the continued operation of the Business.

            (d) With respect to each item of Licensed Intellectual Property, the Company, a Company Subsidiary or a Related Entity has the right to use such Licensed Intellectual Property in the continued operation of the Business subject only to the terms of the license agreement governing such Licensed Intellectual Property.

            (e) To the knowledge of the Company and the Shareholders after due inquiry, the Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part and no Person is engaging in any activity or using any Intellectual Property that infringes upon, conflicts with, dilutes, misappropriates or otherwise violates the Owned Intellectual Property or the Licensed Intellectual Property.

            (f) To the knowledge of the Company and the Shareholders after due inquiry, each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect and no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder. The consummation of the transactions contemplated hereby will not result in the termination or impairment of any License.

            (g) Except as disclosed in Section 3.12(g) of the Company Disclosure Schedule, none of the Company, the Company Subsidiaries and the Related entities has experienced any shutdown, disruption, system failure, problems of a material nature or other similar events with respect to the Software used in the operation of the Business that have disrupted its operation or have had or are reasonably expected to have a Material Adverse Effect on the Business.

            SECTION 3.13. ASSETS. (a) Except as disclosed in Section 3.12(b) of the Company Disclosure Schedule or as reflected in the balance sheet (including any related notes thereto) dated November 30, 2002 or with respect to inventory or other assets that are not material to the Company disposed of since November 30, 2002 in the ordinary course of business, either the Company, a Company Subsidiary or a Related Entity, as the case may be, owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property, the Licenses, the real property and tangible personal property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company, any Company Subsidiary or any Related Entity, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company, any Company Subsidiary or any Related Entity in or relating to the conduct of the Business, all of which properties, assets and rights constitute the Assets. Either the Company, a Company Subsidiary or a Related Entity, as the case may be, has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except (i) as disclosed in Section 3.12(b) of the Company Disclosure Schedule, (ii) Permitted Encumbrances and (iii) Encumbrances created in favor of the Purchaser.

            (b) Except as disclosed in Section 3.12(b) of the Company Disclosure Schedule, the Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business. At all times since November 30, 2002, the Company has caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended.

            SECTION 3.14. EMPLOYEE BENEFIT MATTERS. Except as disclosed in
Section 3.14 of the Company Disclosure Schedule, the Company, each Company Subsidiary and each Related Entity has complied with all applicable Laws relating to employment benefits, including, without limitation, pension, medical insurance, work-related injury insurance, birth and nursery insurance and unemployment insurance. All contributions or payments required to be made by the Company, any Company Subsidiary or any Related Entity with respect to employee benefits have been made on or before their due dates. Except as disclosed in
Section 3.14 of the Company Disclosure Schedule, all such contributions and payments required to be made by any employees of the Company, any Company Subsidiary or any Related Entity with respect to the employee benefits have been fully deducted and paid to the relevant Governmental Authorities on or before their due dates, and no such deductions have been challenged or disallowed by any Governmental Authority or any employee of the Company, any Company Subsidiary or any Related Entity.

            SECTION 3.15. LABOR MATTERS. Except as set forth in Section 3.14 of the Company Disclosure Schedule, (a) none of the Company, any Company Subsidiary or any Related Entity is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company, any Company Subsidiary or any Related Entity, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company, any Company Subsidiary or any Related Entity; (b) there are no strikes, slowdown or work stoppages pending or, to the knowledge of the Company and the Shareholders after due inquiry, threatened between the Company, any Company Subsidiary or any Related Entity and any of their respective employees, and none of the Company, any Company Subsidiary or any Related Entity has experienced any such strike, slowdown, or work stoppage within the past three years;

(c) there are no unfair labor practice claims pending against the Company, any Company Subsidiary or any Related Entity before any Governmental Authority or any current union representation questions involving employees of the Company, any Company Subsidiary or any Related Entity which could have a Material Adverse Effect; (d) the Company, each Company Subsidiary and each Related Entity are currently in compliance with all applicable Laws relating to the employment of labor; and (e) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company, any Company Subsidiary or any Related Entity.

            SECTION 3.16. CERTAIN INTERESTS. (a) Except as disclosed in Section 3.16(a) of the Company Disclosure Schedule, no shareholder, officer or director of the Company, any Company Subsidiary or any Related Entity and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such shareholder, officer or director:

            (i) has any direct or indirect financial interest in any supplier or customer of the Company, any Company Subsidiary, any Related Entity or the Business; PROVIDED, HOWEVER, that the ownership of securities representing no more than five percent of the outstanding voting power of any supplier or customer, and which are also listed on any national securities exchange, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other connection or relationship with such supplier or customer;

            (ii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company, any Company Subsidiary or any Related Entity uses or has used in the conduct of the Business or otherwise; or

            (iii) has outstanding any Indebtedness to the Company, any Company Subsidiary or any Related Entity.

            (b) Except as disclosed in Section 3.02(b) of the Company Disclosure Schedule, and except with respect to expense reimbursements due in the ordinary course of business, none of the Company, any Company Subsidiary or any Related Entity has any Liability or any other obligation of any nature whatsoever to any officer, director or shareholder of the Company, any Company Subsidiary or any Related Entity or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

            SECTION 3.17. TAXES. The Company, the Company Subsidiaries and the Related Entities have timely filed, or will timely file, all Tax Returns required to be filed by them with respect to Taxes for any period ending on or before the Closing Date, and such Tax Returns are or will be, as the case may be, accurate, complete and correct in all material respects. All Taxes shown as due and owing on such Tax Returns have been paid or will be paid by the Closing Date except to the extent such Taxes are being contested in good faith and have been adequately reserved for. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries is a party to any income tax allocation or sharing agreement. There are no pending or, to the knowledge of the Company and the Shareholders after due inquiry, threatened actions or proceedings for the assessment or collection of Taxes against the Company, any Company Subsidiary or any Related Entity.

            SECTION 3.18. INSURANCE. All material assets, properties and risks of the Company, each Company Subsidiary and each Related Entity are, and for the past two years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of the Company, a Company Subsidiary or a Related Entity, as the case may be, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies in the PRC engaged in businesses and operations similar to those of the Company, such Company Subsidiary or such Related Entity, as the case may be.

            SECTION 3.19 REAL PROPERTY. (a) None of the Company, any Company Subsidiary or any Related Entity owns any real property.

            (b) Section 3.19(b) of the Company Disclosure Schedule sets forth a true and complete list of all leases and subleases relating to the Leased Real Property and any and all ancillary documents pertaining thereto. With respect to each of such leases and subleases, none of the Company, any Company Subsidiary or any Related Entity has exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise by a lessor or landlord of, any option, right of first offer or right of first refusal contained in any such lease or sublease, including, without limitation, any such option or right pertaining to purchase, expansion, renewal, extension or relocation.

            (c) Each lease agreement in respect of the Leased Real Property has been duly registered with the relevant PRC Governmental Authority, the transactions contemplated by this Agreement and the Ancillary Agreements will not require the re-registration thereof and, to the knowledge of the Company and the Shareholders after due inquiry, there are no facts that would prevent the Leased Real Property form being occupied by the Company, any Company Subsidiary or any Related Entity, as the case may be, after the Closing in the same manner as occupied by the Company, any such Subsidiary or any such Related Entity immediately prior to the Closing.

            (d) The rental set forth in each lease or sublease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

            SECTION 3.20 FULL DISCLOSURE. (a) The Company is not aware of any facts pertaining to the Company, any Company Subsidiary, any Related Entity or the Business which could materially adversely affect the Company, any Company Subsidiary, any Related Entity or the Business or which are likely in the future to materially adversely affect the Company, any Company Subsidiary, any Related Entity or the Business and which have not been disclosed in this Agreement or the Company Disclosure Schedule, or otherwise disclosed to the Purchaser by the Company in writing.

            (b) No representation or warranty of the Company or the Shareholders in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement or the Ancillary Agreements, or in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

            SECTION 3.21. PERMITS; COMPLIANCE. The Company, the Company Subsidiary or the Related Entity is in possession of all franchises, licenses, permits, certificates, approvals and orders of any Governmental Authority necessary for the Company, such Company Subsidiary or such Related Entity to own, lease and operate its properties or to carry on the Business as it is now being conducted in the jurisdictions in which it is now being conducted (the "COMPANY PERMITS"), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company and the Shareholders after due inquiry, threatened.

            SECTION 3.22 BROKERS. Except as disclosed in Section 3.22 of the Disclosure Schedule, no broker, finder or investment banker nor any affiliate of the Company is entitled to any brokerage, finder's, consulting or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Company or the Shareholders.

            SECTION 3.23 EXCLUSIVITY OF REPRESENTATIONS. The representations and warranties made by the Company and the Shareholders in this Agreement are in lieu of and are exclusive of all other representations and warranties, including without limitation any implied warranties. The Company and each Shareholder hereby disclaim any such other express or implied representations or warranties, notwithstanding the delivery or disclosure to the Purchaser or its officers, directors, employees, agents or representatives of any documentations or other information (including any Projections or Supplemental Data).

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

            As an inducement to the Purchaser to enter into this Agreement, the Shareholders, severally but not jointly, hereby represents and warrants to the Purchaser as follows:

            SECTION 4.01. SHAREHOLDER AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The Shareholder has full legal capacity and authority to execute and deliver this Agreement and to perform such Shareholder's obligations hereunder and to consummate the transactions contemplated hereby. With respect to a Shareholder that is a corporation, the execution and delivery of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action and no other proceedings on the part of such Shareholder is necessary to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder, and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

            (b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not,
(i) with respect to a Shareholder that is a corporation, violate, conflict with or result in the breach of any provision of the organizational documents of such Shareholder, (ii) conflict with or violate any Law or Governmental Order applicable to such Shareholder or any of such Shareholder's assets, properties or businesses including, without limitation, the Business, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Shareholder is a party or by which any of the Shares is bound or affected.

            SECTION 4.02. SECURITIES ACT. (a) The Shareholder is acquiring the Purchaser Ordinary Shares to be issued to such Shareholder for such Shareholder's own account and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The Shareholder acknowledges that the Purchaser Ordinary Shares being received by such Shareholder have not been registered and that such Purchaser Ordinary Shares may not be transferred or sold unless they are registered under the Securities Act or an exemption from such registration is available.

            (b) The Shareholder understands and acknowledges that all certificates representing the Purchaser Ordinary Shares so issued in the Transaction shall bear, in addition to any other legends required under applicable securities laws, the following legend:

            "The shares represented by this certificate have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be transferred except pursuant to registration under the Securities Act or pursuant to an available exemption from registration."

            SECTION 4.03. OWNERSHIP OF COMPANY SHARES. The Shareholder is the legal and beneficial owner of the Company Ordinary Shares or Company Preferred Shares set forth opposite such Shareholder's name on EXHIBIT B, free and clear of any Encumbrance (other than Encumbrances caused by this Agreement). Upon consummation of the transactions contemplated hereby and the registration of the Shares in the name of the Purchaser in the stock register of the Company, the Purchaser, assuming the Purchaser shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own the Shares free and clear of all Encumbrances. Except for this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of such shares.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            As an inducement to the Company and the Shareholders to enter into this Agreement, except as set forth in the Purchaser SEC Reports, the Purchaser hereby represents and warrants to the Company and the Shareholders as follows:

            SECTION 5.01. ORGANIZATION AND AUTHORITY. (a) The Purchaser is an exempt company with limited liability duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action and no other proceedings on the part of the Purchaser are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Purchaser is a party have been duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

            (b) The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser do not, and the performance of this Agreement and the Ancillary Agreements by the Purchaser will not, (i) violate, conflict with or result in the breach of any provision of the Memorandum and Articles of Association of the Purchaser, (ii) conflict with or violate (or cause an event which could have a material adverse effect on the Purchaser as a result of) any Law or Governmental Order applicable to the Purchaser or any of the Purchaser's respective assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or by the Ancillary Agreements, except, in the case of clauses (ii) and (iii) above, for conflicts, violations, breaches, defaults, rights of termination, amendment, acceleration or cancellation, or Encumbrances as would not, individually or in the aggregate, have a material adverse effect on the Purchaser.

            (c) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority.

            SECTION 5.02. NO CONFLICT. Assuming all consents, approvals, authorizations and other actions described in Section 5.03 have been obtained and except as may result from any facts or circumstances relating solely to the Company, the execution, delivery and performance of this Agreement by the Purchaser do not and will not
(a) violate or conflict with the Memorandum and Articles of Association (or other similar applicable documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the material assets or properties of the Purchaser pursuant to, any material contract, license or other instrument relating to such assets or properties to which the Purchaser or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except as would not, individually or in the aggregate, materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements.

            SECTION 5.03. CONSENTS AND APPROVALS. The execution and delivery of this Agreement and each Ancillary Agreement by the Purchaser do not, and the performance of this Agreement and each Ancillary Agreement by the Purchaser will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Purchaser from performing any of its material obligations under this Agreement and the Ancillary Agreements, (b) as may be necessary as a result of any facts or circumstances relating solely to the Company, and (c) a filing on Form 8-K by the Purchaser pursuant to the requirements of the Exchange Act and filings pursuant to the relevant requirements of Nasdaq as a result of and in connection with the execution of this Agreement.

            SECTION 5.04. ABSENCE OF LITIGATION. No Action is pending or, to the knowledge of the Purchaser, threatened, before any Governmental Authority which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would materially impair the ability of the Purchaser to consummate the transactions contemplated hereby.

            SECTION 5.05. FINANCIAL ABILITY. The Purchaser has cash available or has existing borrowing facilities or unconditional, binding firm commitments that together are sufficient to enable it to consummate the transactions contemplated by this Agreement.

            SECTION 5.06. CAPITALIZATION. The authorized share capital of the Purchaser consists of 75,000,000 Purchaser Ordinary Shares and 3,750,000 undesignated Preferred Shares. As of October 31, 2002, 45,927,452 Purchaser Ordinary Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable. All Purchaser Ordinary Shares subject to issuance as aforesaid or issuable pursuant to this Agreement, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares.

            SECTION 5.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Purchaser has filed all forms, reports and documents required to be filed by it with the SEC from September 27, 2002 through the date of this Agreement (collectively, the "PURCHASER SEC REPORTS"). As of the respective dates they were filed, (i) the Purchaser SEC Reports were prepared, and all forms, reports and documents filed with the SEC after the date of this Agreement and prior to the Closing Date will be prepared, in all material respects in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and
(ii) none of the Purchaser SEC Reports contained, nor will any forms, reports and documents filed after the date of this Agreement and prior to the Closing Date contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Purchaser SEC Reports and in any form, report or document filed after the date of this Agreement and prior to the Closing Date was, or will be, as the case may be, prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presented or will present fairly, in all material respects, the consolidated financial condition and results of operations of Purchaser as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not have a material adverse effect on the Purchaser).

            SECTION 5.08. INVESTMENT PURPOSE. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

            SECTION 5.09. PURCHASER SHARES. All of the Purchaser Shares issuable as consideration to the Shareholders shall be, when so issued, duly authorized, validly issued, fully paid and nonassessable, free and clear of all Encumbrances and preemptive rights and exempt from registration pursuant to Section 4(2) of the Securities Act. The Purchaser's reliance on such exemption is predicated on the Shareholders' representations set forth in Article IV hereof.

            SECTION 5.10. BROKERS. No broker, finder or investment banker nor any affiliate of the Purchaser is entitled to any brokerage, finder's, consulting or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Purchaser.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

            SECTION 6.01. CONDUCT OF BUSINESS PRIOR TO THE CLOSING. (a) The Company and the Shareholders covenant and agree that, except as described in
Section 6.01(b) of the Company Disclosure Schedule, between the date hereof and the time of the Closing, neither the Company nor any Company Subsidiary shall conduct its business other than in the ordinary course and consistent with the Company's and such Company Subsidiary's prior practice. Without limiting the generality of the foregoing, except as described in Section 6.01(b) of the Company Disclosure Schedule, the Company shall, and shall cause each Company Subsidiary to (i) continue their advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) use their best efforts to (A) preserve intact their business organizations and the business organization of the Business, (B) keep available to the Purchaser the services of the employees of the Company and each Company Subsidiary, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company, each Company Subsidiary and the Business, (D) preserve their current relationships with their customers, suppliers and other Persons with whom they have had significant business relationships and (E) maintain and protect its interest in each item of Owned Intellectual Property and Licensed Intellectual Property; and (iii) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Company and the Shareholders to be untrue or result in a breach of any covenant made by the Company and the Shareholders in this Agreement.

            (b) Except as described in Section 6.01(b) of the Company Disclosure Schedule, the Company and the Shareholders covenant and agree that, between the date hereof and the time of the Closing, without the prior written consent of the Purchaser, neither the Company nor any Company Subsidiary will:

            (i) permit or allow any of the Assets to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

            (ii) amend, terminate, cancel or compromise any material claims of, or waive any other rights of substantial value to, the Company, any Company Subsidiary or any Related Entity;

            (iii) sell, transfer, lease, sublease, license or otherwise dispose of any properties or assets, real, personal or mixed, with a value in excess of US$25,000 individually or US$100,000 in the aggregate unless approved by the Purchaser (including, without limitation, leasehold interests and intangible property);

            (iv) issue or sell any share capital, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company, any Company Subsidiary or any Related Entity;

            (v) redeem any of the share capital or declare, make or pay any dividends or distributions (whether in cash, securities or other property) to the holders of share capital of the Company, any Company Subsidiary or any Related Entity or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Company Subsidiary or any Related Entity solely to the Company;

            (vi) merge with, enter into a consolidation with or acquire an interest of 5% or more in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any material assets other than in the ordinary course of business consistent with past practice;

            (vii) make any capital expenditure or commitment for any capital expenditure in excess of US$25,000 individually or US$100,000 in the aggregate unless approved by the Purchaser;

            (viii) incur any Indebtedness in excess of US$25,000 individually or US$100,000 in the aggregate unless approved by the Purchaser;

            (ix) fail to pay any creditor any amount owed to such creditor when due;

            (x) (i) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company, any Company Subsidiary or any Related Entity to any of its employees, including, without limitation, any increase or change pursuant to any plan, or (ii) establish or increase or promise to increase any benefits under any plan, in either case, except as required by Law or any collective bargaining agreement and involving ordinary increases consistent with the past practices of the Company, any Company Subsidiary or any Related Entity or involving amounts not in excess of US$10,000 per month in the aggregate;

            (xi) enter into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

            (xii) allow any Permit that was issued or relates to the Company, any Company Subsidiary or any Related Entity or otherwise relates to the Business to lapse or terminate or failed to renew any insurance policy or Permit that is scheduled to terminate or expire within 45 calendar days of the Closing Date;

            (xiii) amend, modify or consent to the termination of any Material Contract or the Company's, any Company Subsidiary's or any Related Entity's rights thereunder;

            (xiv) amend or restate the Memorandum and Articles of Association (or other organizational documents) of the Company, any Company Subsidiary or any Related Entity unless approved by the Purchaser;

            (xv) change any content of Computer Records; or

            (xvi) agree, whether in writing or otherwise, to take any of the actions specified in this Section 6.01 or grant any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this
      Section 6.01, except as expressly contemplated by this Agreement and the Ancillary Agreements.

            SECTION 6.02. ACCESS TO INFORMATION. (a) From the date hereof until the Closing, upon reasonable notice, the Company shall cause its officers, directors, employees, agents, representatives, accountants and counsel and shall cause the Company Subsidiaries and each of the Company Subsidiaries' officers, directors, employees, agents, representatives, accountants and counsel to afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and each Company Subsidiary and to those officers, directors, employees, agents, accountants and counsel of the Company and of each Company Subsidiary who have any knowledge relating to the Company, any Company Subsidiary or the Business; PROVIDED, HOWEVER, that such investigation shall not unreasonably interfere with the businesses or operations of the Company, including the Business.

            (b) By January 6, 2003, the Company shall, and the Shareholders shall cause the Company to, provide complete copies of (i) projections of the combined revenues, earnings before depreciation, interest and taxes, operating margins, net income and capital expenditures of the Company, the Company Subsidiaries and the Related Entities for each of the fiscal years ended as of December 31, 2002, 2003 and 2004 prepared by senior management of the Company (the "PROJECTIONS") and (ii) the assumptions and supplemental data used in preparing the Projections (collectively, the "SUPPLEMENTAL Data") to the Purchaser. The Projections and the Supplemental Data will reflect the best estimates currently available and best judgment of the Company's senior management as to the expected future financial performance of the Company, the Company Subsidiaries and the Related Entities.

            SECTION 6.03. INVESTIGATION. The Purchaser acknowledges and agrees that, subject to the Company's performance of its obligations pursuant to
Section 6.02 herein, it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, its Subsidiaries and the Related Entities, and (ii) has been furnished with or given adequate access to such information about the Company, its Subsidiaries and the Related Entities as it has requested.

            SECTION 6.04. CONFIDENTIALITY. The Company and the Shareholders agrees to, and shall cause their respective agents, representatives, affiliates, employees, officers and directors to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent and trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, the Company and each Company Subsidiary, (b) in the event that the Company, any Shareholder or any such agent, representative, affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, the Company or any Company Subsidiary may seek a protective order or other remedy or waive compliance with this Section 6.04, (c) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this
Section 6.04, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and
(d) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Shareholder or any of its agents, representatives, affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of the Shareholder or any of its agents, representatives, affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; PROVIDED, HOWEVER, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Company (prior to the Closing), or the Shareholders or any of their agents, representatives, affiliates, employees, officers or directors; and PROVIDED FURTHER that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. The Company and the Shareholders agree and acknowledge that remedies at law for any breach of its obligations under this Section 6.04 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

            SECTION 6.05. REGULATORY AND OTHER AUTHORIZATIONS; NOTICES AND CONSENTS. (a) The Company and the Shareholders shall use their best efforts to obtain (or the Company Subsidiaries to obtain) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

            (b) The Company and the Shareholders shall, or shall cause the Company Subsidiaries to, give promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

            (c) The Purchaser shall cooperate and use all reasonable efforts to assist the Company in giving such notices and obtaining such consents and estoppel certificates; PROVIDED, HOWEVER, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its sole discretion may deem adverse to the interests of the Purchaser, the Company, any Company Subsidiary or the Business.

            (d) Neither the Company nor any Shareholders knows of any reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated by this Agreement will not be received.

            SECTION 6.06. NOTICE OF DEVELOPMENTS. Prior to the Closing, the Company and the Shareholders shall promptly notify the Purchaser in writing of
(a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Company or a Shareholder in this Agreement, or which could have the effect of making any representation or warranty of the Company or a Shareholder in this Agreement untrue or incorrect in any respect, and (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company, any Company Subsidiary or the Business.

            SECTION 6.07. NO SOLICITATION OR NEGOTIATION. (a) The Company agrees that between the date of this Agreement and the earlier of (a) the Closing and
(b) the termination of this Agreement, none of the Company, the Company Subsidiaries, the Shareholders or any of their respective affiliates, officers, directors, representatives or agents will (i) solicit or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the share capital of the Company, any Company Subsidiary or any Related Entity or the Assets (other than Inventory to be sold in the ordinary course of business consistent with past practice), (B) to enter into any merger, consolidation or other business combination with the Company, any Company Subsidiary, any Related Entity or the Business or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company, any Company Subsidiary or any Related Entity or (ii) participate in any negotiations and other communications regarding, or furnish to any other Person any information with respect to, any of the foregoing.

            (b) In the event that the Closing shall not have occurred for any reason, the Purchaser shall undertake not to employ or solicit for employment, directly or indirectly, the employees of the Company for a period of 12 months from the date this Agreement is executed.

            SECTION 6.08. USE OF INTELLECTUAL PROPERTY. The Shareholders acknowledge that from and after the Closing, the name "[(CHINESE CHARACTERS)]" and all similar or related names, marks and logos (all of such names, marks and logos being the "COMPANY MARKS") shall be owned by the Company or a Company Subsidiary, that none of the Shareholders or any of their affiliates shall have any rights in the Company Marks and that none of the Shareholders or any of their affiliates will contest the ownership or validity of any rights of the Purchaser, the Company or any Company Subsidiary in or to the Company Marks.

            SECTION 6.09. NON-COMPETITION. (a) For a period of one (1) year following the expiration of the Employment Agreement signed by such Management Shareholder (or one (1) year following the termination of such Employment Agreement in the case of the termination of the Employment Agreement prior to the expiration of its term) (the "RESTRICTED PERIOD"), such Management Shareholder shall not engage, directly or indirectly, in any business that supplies services to customers located in the PRC of the kind supplied by the Business, the Company, any Company Subsidiary or any Related Entity as of the Closing Date or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, lend money or render financial or other assistance to, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Business, the Company, any Company Subsidiary or any Related Entity in supplying services of the kind supplied by the Business, the Company, any Company Subsidiary or any Related Entity as of the Closing Date; PROVIDED, HOWEVER, that, for the purposes of this Section 6.09, ownership of securities having no more than three percent of the outstanding voting power of any competitor which are listed on any national securities exchange shall not be deemed to be in violation of this
Section 6.09 as long as the Person owning such securities has no other connection or relationship with such competitor.

            (b) As a separate and independent covenant, each Management Shareholder agrees with the Purchaser that, for the applicable Restricted Period, such Management Shareholder shall not in any way, directly or indirectly, for the purpose of conducting or engaging in any business that supplies services to customers located in the PRC of the kind supplied by the Business, the Company, any Company Subsidiary or any Related Entity as of the Closing Date, call upon, solicit, advise or otherwise do business with any customers of the Business, the Company, any Company Subsidiary or any Related Entity with whom the Business, the Company, any Company Subsidiary or any Related Entity had any dealings prior to the Closing Date or take away or interfere any custom, trade, business or patronage of the Business, the Company, any Company Subsidiary or any Related Entity.

            (c) The Restricted Period applicable to a Management Shareholder shall be extended by the length of any period during which such Management Shareholder is in breach of the terms of this Section 6.09.

            (d) Each Management Shareholder severally acknowledges that the covenants of such Management Shareholder set forth in this Section 6.09 are an essential element of this Agreement and that, but for the agreement of such Shareholder to comply with these covenants, the Purchaser would not have entered into this Agreement. Subject to Section 9.02 below, each Management Shareholder acknowledges that this Section 6.09 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by the Purchaser.

            SECTION 6.10. RELEASE OF INDEMNITY OBLIGATIONS. The Shareholders covenant and agree, on or prior to the Closing, to execute and deliver to the Company, for the benefit of the Company and each Company Subsidiary, a general release and discharge, in form and substance satisfactory to the Purchaser, releasing and discharging the Company and Company Subsidiary from any and all obligations to indemnify the Shareholders or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing.

            SECTION 6.11. EMPLOYEE MATTERS. (a) At the Closing of this Agreement, an Employment Agreement with a term of two (2) years shall be entered into between the Purchaser or its designated affiliate and each of Wu Bo, Cai Feng, Wang Xin and Li Yiwen, and an Employment Agreement with a term of one-year shall be entered into between the Purchaser or its designated affiliate and Song Li. If the employment is terminated by the Purchaser or its designated affiliate without cause before the Employment Agreement expires, a severance package equal to the lesser of (i) 6 month salary of such dismissed party and (ii) the salary the dismissed party would otherwise have received during such period subsequent to such termination shall be paid to that party.

            Notwithstanding Section 2.05 hereof, immediately prior to the consummation of a Corporate Transaction, payment of all of the Deferred Consideration pursuant to Section 2.05 hereof shall be accelerated and shall be paid to such Management Shareholder upon demand. A

"CORPORATE Transaction" shall mean any of the following transactions: (i) a consolidation in which the Purchaser is not the surviving entity, except for a transaction the principal purpose of which is to change the place in which the Purchaser is incorporated; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Purchaser; (iii) approval by the Purchaser's shareholders of any plan or proposal for the complete liquidation or dissolution of the Purchaser; or (iv) acquisition by any Person or group of Persons (other than the Purchaser or by a Purchaser-sponsored employee benefit plan) of beneficial ownership of securities representing more than fifty percent (50%) of the total combined voting right of the Purchaser's outstanding securities.

            (b) By January 6, 2003, the Company and the Shareholders shall deliver to the Purchaser an employee list, which sets forth the name, position and location of each employee of the Company, the Company Subsidiaries and the Related Entities and the total amount of its annual compensation (including the salary and other benefits).

            SECTION 6.12. CERTAIN BENEFITS. (a) Until the first anniversary of the Closing Date, the Purchaser shall provide or cause to be provided the benefits (including health benefits, severance policies and general employment policies and procedures) which are comparable in the aggregate to benefits that are available to employees of the Company, its Subsidiaries and the Related Entity as of the date hereof; PROVIDED, HOWEVER, nothing herein shall be deemed to prevent the Purchaser from making any changes required by Law.

            (b) To the extent permitted by Law, each employee of the Company, its Subsidiaries or any Related Entity shall be given credit for all service with the Company, its Subsidiaries or any Related Entity (or service credited by the Company, its Subsidiaries or any Related Entity) under all employee benefit plans, programs, policies and arrangements maintained by the Purchaser in which they participate or in which they become participants for purposes of eligibility (as determined by the Purchaser according to its relevant plan, program, policy or arrangement), vesting and benefit accrual including, without limitation, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan; PROVIDED, HOWEVER, that no service credit for benefit accrual purposes shall be provided that would result in duplicative accrual of benefits for the same periods of service.

            SECTION 6.13. NAME CHANGE. Immediately after the Closing, the parties hereto shall take all necessary action and make all necessary filings to change the name of the Company to "SINA Communications" or "SINA Wireless" (or such other name as may be agreed by the Purchaser and the Company).

            SECTION 6.14. RELATED ENTITIES. (a) The Company and the Shareholders shall cause the holders of the equity interests in the Related Entities to transfer their equity interests in the Related Entities as directed by the Board of Directors of the Purchaser.

            (b) From and after the date of this Agreement, the Company and the Shareholders shall, and shall cause the Related Entities and the holders of equity interests in the Related Entities to (i) preserve intact the business and assets of the Related Entities and (ii) not take any action, or fail to take any action, that would have the effect of making any of the representations and warranties in Article III relating to the Related Entities untrue or incorrect in any material respect.

            SECTION 6.15. FURTHER ACTION. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement or the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement or the Ancillary Agreements.

            SECTION 6.16. POST-CLOSING PERFORMANCE UNDERTAKING. (a) Each of the Company and the Shareholders agrees and undertakes to the Purchaser that during the six (6) month period ending May 31, 2003, the lower of (A) the daily average number of the total Paying Users for such six (6) months period, and (B) the daily average number of the total Paying Users for the two (2) months ending May 31, 2003 (the "OPERATING BENCHMARK") shall not be less than 2,000,000, PROVIDED that:

            (i) the determination of the total number of the Paying Users shall be based on the Computer Records, which have been audited and confirmed by the Purchaser, PROVIDED that the Computer Records shall be audited and confirmed by an independent third party jointly selected by the Purchaser and the Shareholders if the Purchaser and the Shareholders can not reach an agreement on the Computer Records to be used for the purposes of determination of the total number of the Paying Users;

            (ii) during such six (6) month period ending May 31, 2003, the average monthly sales and marketing expenditures (excluding salaries and fringe benefits payable to the sales staff of the Company) in connection with the Paid Services shall not be lower than 25% of the average monthly Gross Revenues generated from the Paid Services (for the purposes of this clause, "GROSS REVENUES" shall mean the gross revenues of the Company, the Company Subsidiaries and the Related Entities which have been confirmed by the relevant subsidiaries of China Mobile Communications Corporation as evidenced by the monthly billing statements of such subsidiaries);

            (iii) during such six (6) months period ending May 31, 2003, unless with the consent of the Shareholders, the Purchaser shall not take any action to change, or cause its affiliate to change, the sales and marketing strategies, policies, practices and networks of the Company, the Company Subsidiaries and the Related Entities as of the Closing Date, or relocate (or terminate employment of) any sales and marketing, product development, technology or customer service staff of the Company, the Company Subsidiaries or the Related Entities as of the Closing Date; and

            (iv) the obligation of the Company and the Shareholders to satisfy the Operating Benchmark requirements under this Section 6.16 shall be subject to the limitations of any Event of Force Majeure.

            (b) Each of the Shareholders agrees and undertakes to the Purchaser that in the event that the Operating Benchmark is determined to be lower than 2,000,000 as of May 31,

2002, the Deferred Cash Consideration (and in the case of DragonTech, the Cash Consideration) shall be adjusted and reduced in accordance with Section 2.06 hereof.

            SECTION 6.17. RELATED TAX. Each of the Shareholders covenants and agrees to pay any tax and duties assessed on the part of such Shareholder in connection with, or as a result of the sale of the Shares pursuant to this Agreement required by any Governmental Authority.

            SECTION 6.18. RESALE RESTRICTIONS FOR THE PURCHASER ORDINARY SHARES. Each of the Management Shareholders covenants and agrees not to resell, transfer, or otherwise dispose any of the Purchaser Ordinary Shares except in compliance with Rule 144 under the Securities Act.

            SECTION 6.19. WAIVER OF RIGHT OF FIRST REFUSAL. Each of the Shareholders, by its execution and delivery hereof, irrevocably waives any right of first refusal, co-sale right or other similar right it enjoys with respect to the Company Shares, including without limitation, such right of first refusal, co-sale right or other similar right as is set forth in the Shareholders Agreement.

            SECTION 6.20. REPAYMENT OF THE CONVERTIBLE LOAN. The Company covenants and agrees, and each of the Shareholders agrees to cause the Company promptly following the date hereof but in any event prior to the Closing, to repay all of the outstanding principal amount, and pay all interest accrued thereon, under the Convertible Loan and to discharge any and all the Company's obligations thereunder prior to the Closing.

                                  ARTICLE VII

                         CONDITIONS TO THE TRANSACTIONS

            SECTION 7.01. CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS. The obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

            (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects, and the Company shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;

            (b) NO PROCEEDING OR LITIGATION. No Action shall have been commenced by or before any Governmental Authority against either the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Company, is likely to render it impossible or unlawful to consummate such transactions; PROVIDED, HOWEVER, that the provisions of this Section 7.01(b) shall not apply if the Company has directly or indirectly solicited or encouraged any such Action; and

            (c) ANCILLARY AGREEMENTS. The Purchaser shall have executed and delivered to the Company each of the Ancillary Agreements to which it is a party.

            SECTION 7.02. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

            (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Company or a Shareholder contained in this Agreement
      (i) that are not qualified by "materiality" or "Material Adverse Effect" shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date and (ii) that are qualified by "materiality" or "Material Adverse Effect" shall have been true and correct when made and shall be true and correct as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Company or the Shareholders on or before the Closing Date shall have been complied with, and the Purchaser shall have received a certificate of the Company signed by a duly authorized officer thereof and of the Shareholders to such effect;

            (b) NO PROCEEDING OR LITIGATION. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Company or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions or which could have a Material Adverse Effect or otherwise render inadvisable, in the sole discretion of the Purchaser, the consummation of the transactions contemplated by this Agreement;

            (c) LEGAL OPINION. The Purchaser shall have received from Junhe Law Offices, the PRC counsel to the Company, a legal opinion, addressed to the Purchase and dated the Closing Date, substantially in the form of EXHIBIT E;

            (d) CONSENTS AND APPROVALS. The Purchaser and the Company shall have received, each in form and substance satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials which the Purchaser in its sole discretion deems necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

            (e) RELATED ENTITIES. The transactions contemplated by the GMMT Equity Transfer Agreement shall have been consummated;

            (f) EMPLOYMENT AGREEMENTS. Each of the employees of the Company listed on EXHIBIT D shall have entered into employment agreements (collectively, the "EMPLOYMENT AGREEMENTS") with the Company, each in form and substance satisfactory to the Purchaser;

            (g) NO MATERIAL ADVERSE EFFECT. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect;

            (h) RESIGNATION OF DIRECTORS. The Purchaser shall have received the resignations, effect as of the Closing Date, of all of the directors and officers of the Company, each Company Subsidiary and each Related Entity, except for such Persons as shall have been designated in writing prior to the Closing by the Purchaser to the Company;

            (i) LIQUIDATION OF COMPANY SUBSIDIARY. The Purchaser shall have received documents from the Company evidencing (i) the disposal of the Company's shares of Star Vi Online Games Limited and (ii) the release of the Company from any liabilities relating to the Company's ownership interest in Star Vi Online Games Limited prior to such disposal;

            (j) ANCILLARY AGREEMENTS. Each of the Company and the Shareholders shall have executed and delivered to the Purchaser each of the Ancillary Agreements to which it is a party; and

            (k) CONFIRMATION OF THE REPAYMENT OF THE CONVERTIBLE LOAN. The Purchaser shall have received a release from DragonTech Ventures Limited
      (i) which confirms the receipt from the Company of the repayment of all of the outstanding principal amount and the payment of all interest accrued thereon under the Convertible Loan pursuant to Section 6.20 hereof and
      (ii) pursuant to which DragonTech Ventures Limited agrees to release the Company from any liabilities the Company has, has had or may have under the Convertible Loan.

                                  ARTICLE VIII

                                 INDEMNIFICATION

            SECTION 8.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company or a Shareholder contained in this Agreement and the Ancillary Agreements shall survive the Closing until the first anniversary of the Closing Date; PROVIDED, HOWEVER, that (i) the representations and warranties made pursuant to Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.15,
3.21 survive the Closing until the second anniversary of the Closing Date; (ii) the representations and warranties made pursuant to Sections 4.03 shall survive indefinitely; and (iii) the representations and warranties dealing with Tax matters shall terminate at the close of the business at the 120th day following the expiration of the applicable statutory of limitations with respect to the Tax liabilities in question. Neither the period of survival nor the liability of the Company and the Shareholders with respect to the Company's and the Shareholder's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Company, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

            SECTION 8.02. INDEMNIFICATION BY THE SHAREHOLDERS. (a) The Purchaser and its affiliates, officers, directors, employees, agents, successors and assigns (each a "PURCHASER INDEMNIFIED PARTY") shall be indemnified and held harmless by the Shareholders, jointly and severally, for and against any and all Liabilities, losses, damages, claims, costs and expenses actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "LOSS"), arising out of or resulting from:

            (i) the breach of any representation or warranty made by the Company or a Shareholder or a Transferor under any of the Equity Transfer Agreements contained in the Acquisition Documents (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material") or "Material Adverse Effect" set forth therein); or

            (ii) the breach of any covenant or agreement by the Company or a Shareholder or a Transferor under any of the Equity Transfer Agreements contained in the Acquisition Documents;

PROVIDED, that the sum of all Losses subject to this Section 8.02 shall exceed US$700,000 before Purchaser shall be entitled to recover any Loss, and then to the extent such Loss exceeds US$700,000; PROVIDED, FURTHER, that the total liability of the Shareholders for indemnification hereunder shall not exceed 25% of the Aggregate Purchase Price; and PROVIDED, FURTHER, HOWEVER, that the limitation on total liability of the Shareholders for indemnification set forth in this Section 8.02 shall not apply in respect of any Loss arising out of or resulting from fraud committed by any of the Shareholders, the Company, the Company Subsidiaries or the Related Entities prior to the Closing. To the extent that the Shareholders' undertakings set forth in this Section 8.02 may be unenforceable, the Shareholders shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.

            (b) A Purchaser Indemnified Party shall give the Shareholders notice of any matter which a Purchaser Indemnified Party has reasonably determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Shareholders under this
Article VIII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VIII ("THIRD PARTY CLAIMS") shall be governed by and be contingent upon the following additional terms and conditions: if a Purchaser Indemnified

Party shall receive notice of any Third Party Claim, the Purchaser Indemnified Party shall give the Shareholders notice of such Third Party Claim within 30 days of the receipt by the Purchaser Indemnified Party of such notice; PROVIDED, HOWEVER, that the failure to provide such notice shall not release the Shareholders from any of their obligations under this Article VIII except to the extent that the Shareholders are materially prejudiced by such failure and shall not relieve the Shareholders from any other obligation or Liability that it may have to any Purchaser Indemnified Party otherwise than under this Article VIII. If the Shareholders acknowledge in writing its obligation to indemnify the Purchaser Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Shareholders shall be entitled to assume and control the defense of such Third Party Claim at their expense and through counsel of its choice if it gives notice of its intention to do so to the Purchaser Indemnified Party within five days of the receipt of such notice from the Purchaser Indemnified Party; PROVIDED, HOWEVER, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Purchaser Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Purchaser Indemnified Party and the Shareholders, then the Purchaser Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Purchaser Indemnified Party determines counsel is required, at the expense of the Shareholders. In the event that the Shareholders exercise the right to undertake any such defense against any such Third Party Claim as provided above, the Purchaser Indemnified Party shall cooperate with the Shareholders in such defense and make available to the Shareholders, at the Shareholders' expense, all witnesses, pertinent records, materials and information in the Purchaser Indemnified Party's possession or under the Purchaser Indemnified Party's control relating thereto as is reasonably required by the Shareholders. Similarly, in the event the Purchaser Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Shareholders shall cooperate with the Purchaser Indemnified Party in such defense and make available to the Purchaser Indemnified Party, at the Shareholders' expense, all such witnesses, records, materials and information in the Shareholders' possession or under the Shareholders' control relating thereto as is reasonably required by the Purchaser Indemnified Party. No such Third Party Claim may be settled by the Shareholders without the prior written consent of the Purchaser Indemnified Party.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 9.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

            (a) by the Purchaser if, between the date hereof and the Closing:
      (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representations and warranties of the Company or a Shareholder contained in this Agreement (1) that are not qualified by "materiality" or "Material Adverse Effect" shall not have been true and correct in all material respects when made or (2) that are qualified by "materiality" or "Material Adverse Effect" shall not have been true and correct when made, (iii) the Company and the Shareholders shall not have complied in all material respects with the covenants or agreements contained in this Agreement to be complied with by it or (iv) the

      Company or any Company Subsidiary makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company or any Company Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization;

            (b) by either the Purchaser or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

            (c) by the mutual written consent of the Company, the Purchaser and the Shareholders.

            SECTION 9.02. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Sections 6.03 and 10.01 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement.

            SECTION 9.03. AMENDMENT. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company, the Purchaser and the Shareholders or (b) by a waiver in accordance with Section 9.04.

            SECTION 9.04. WAIVER. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto or (c) waive compliance with any of the agreements of the other parties or conditions to such parties' obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                                   ARTICLE X

                               GENERAL PROVISIONS

            SECTION 10.01. EXPENSES. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, all fees and disbursements of counsel, accountants, financial advisors, experts and consultants incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, the Shareholders shall pay all fees and disbursements of counsel, accountants, financial advisors, experts and consultants incurred by the Company and the Shareholders in connection with this Agreement and the transactions contemplated by this Agreement, whether or not the Closing shall have occurred.

            SECTION 10.02. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

            (a) if to the Purchaser:

                  SINA.com
                  Soho New Town, 16F
                  Building C
                  88 Jianguo Road
                  Beijing, China 100022
                  Telephone: (86-10) 6566-5009
                  Telecopy: (86-10) 8580-5095
                  Attention: Charles Chao

                  with a copy to:

                  Shearman & Sterling
                  2318 China World Tower Two
                  1 Jianguomenwai Dajie
                  Beijing, China 100004
                  Telephone: (86-10) 6505-3399
                  Telecopy: (86-10) 6505-1818
                  Attention: Lee Edwards, Esq.

            (b) if to the Company:

                  MeMeStar Limited
                  9C, 17 Babington Path
                  Mid-Levels, Hong Kong
                  Telecopy: (852) 2899-2711
                  Attention: Song Li
                  with a copy to:

                  Morrison & Foerster
                  Entertainment Building, 21st Floor
                  30 Queen's Road Central
                  Hong Kong
                  Telephone: (852) 2585-0888
                  Telecopy: (852) 2585-0800
                  Attention: Robert Woll, Esq.

            (c) if to the Shareholders:

                  c/o MeMeStar Limited
                  9C, 17 Babington Path
                  Mid-Levels, Hong Kong
                  Telecopy: (852) 2899-2711
                  Attention: Song Li

                  with a copy to:

                  Morrison & Foerster
                  Entertainment Building, 21st Floor
                  30 Queen's Road Central
                  Hong Kong
                  Telephone: (852) 2585-0888
                  Telecopy: (852) 2585-0800
                  Attention: Robert Woll, Esq.

            SECTION 10.03. THIRD-PARTY BENEFICIARIES. Except for the provisions of Article VIII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

            SECTION 10.04. PUBLIC ANNOUNCEMENTS. No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without prior notification to the other party. Purchaser and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

            SECTION 10.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this

Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

            SECTION 10.06. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; PROVIDED, THAT, the Purchaser may assign any of its rights, interests or obligations to any other affiliate of the Purchaser. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

            SECTION 10.07. INCORPORATION OF DISCLOSURE SCHEDULE; EXHIBITS. The Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

            SECTION 10.08. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any California state or federal court sitting in the County of San Mateo, California.

            SECTION 10.09. EVENT OF FORCE MAJEURE. (a) "FORCE MAJEURE" shall mean any act or event which is reasonably unforeseeable or unavoidable and which is beyond the control of the affected party, including, but not limited to, earthquake, storm, typhoon, fire, flood, outbreak of hostilities, declaration of national emergency, war, insurrection or similar military actions, and any change in policies of any affiliate of China Mobile Communications Corporation which has rendered the determination as to whether a user is a Paying User infeasible for the purposes of accounting for the number of Paying Users;

            (b) If a party has been prevented from performing its obligations provided in this Agreement because of an event of Force Majeure, it shall notify another party in writing promptly after the occurrence of the event of Force Majeure. If an event of Force Majeure occurs, no party shall be responsible for any damage, increased costs, or losses which another party may sustain by reason of the failure or delay in performance. The party claiming Force Majeure shall take appropriate means to minimize or remove the effects of Force Majeure and, within the shortest possible time, attempt to resume performance of the obligation affected by Force Majeure. Prior to the Closing of this Agreement, if the affected party is unable to perform all or part of its obligations under this Agreement for six (6) months after the date of the notice of the occurrence of Force Majeure, any party shall have the right to terminate this Agreement.

            SECTION 10.10. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 10.11. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            SECTION 10.12. ENTIRE AGREEMENT. This Agreement (including the Exhibits and the Disclosure Schedule) and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

            SECTION 10.13. WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.13.

                                  [END OF PAGE]

            IN WITNESS WHEREOF, each of the Purchaser, the Company and the Shareholders has duly executed, or has caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.


                                        SINA.COM


                                        By: /s/ Daniel Mao
                                            ------------------------------------
                                            Name: Daniel Mao
                                            Title: CEO

                                        MEMESTAR LIMITED


                                        By: /s/ Song Li
                                            ------------------------------------
                                            Name: Song Li
                                            Title: Chairman

                                        SHAREHOLDERS:

                                        DRAGONTECH VENTURES LIMITED


                                        By: /s/ Lixin Tian
                                            ------------------------------------
                                            Name: Lixin Tian
                                            Title: Authorized Signatory

                                        STAR-VILLAGE.COM CORPORATION


                                        By: /s/ Song Li
                                            ------------------------------------
                                            Name: Song Li
                                            Title: Chairman

                                        WIN LIGHT LIMITED


                                        By: /s/ Wu Bo
                                            ------------------------------------
                                            Name: Wu Bo
                                            Title: Sole Director

                                        RICHES KEY LIMITED


                                        By: /s/ Li Yi Wen
                                            ------------------------------------
                                            Name: Li Yi Wen
                                            Title: Sole Director

                                        PROFIT STAND INVESTMENTS LIMITED

                                        By: /s/ Cai Feng
                                            ------------------------------------
                                            Name: Cai Feng
                                            Title: Sole Director

                                        EASY UP LIMITED

                                        By: /s/ Wang Xin
                                            ------------------------------------
                                            Name: Wang Xin
                                            Title: Sole Director


                                        /s/ Song Li
                                        ----------------------------------------
                                        Song Li

                                        DRAGONTECH VENTURES MANAGEMENT LIMITED


                                        By: /s/ Lixin Tian
                                            ------------------------------------
                                            Name: Lixin Tian
                                            Title: Authorized Signatory

                                                                       EXHIBIT A

                                  SHAREHOLDERS

AS OF THE DATE OF THIS AGREEMENT:

                                     NUMBER OF               NUMBER OF
                                 COMPANY ORDINARY        COMPANY PREFERRED
            NAME                   SHARES OWNED            SHARES OWNED
            ----                 ----------------        -----------------
DragonTech Ventures Limited              0                   15,230,053
Star-Village.com Corporation        10,519,014                   0
Win Light Limited                   19,202,812                   0
Riches Key Limited                   8,670,469                   0
Profit Stand Investments             8,458,771                   0
Limited
Easy Up Limited                      7,835,101                   0
Song Li                              6,234,044                   0

IMMEDIATELY PRIOR TO THE CLOSING DATE:

                                     NUMBER OF               NUMBER OF
                                 COMPANY ORDINARY        COMPANY PREFERRED
            NAME                   SHARES OWNED            SHARES OWNED
            ----                 ----------------        -----------------
DragonTech Ventures Limited              0                   15,230,053
Star-Village.com Corporation        10,519,014                   0
Win Light Limited                   19,202,812                   0
Riches Key Limited                   8,670,469                   0
Profit Stand Investments             8,458,771                   0
Limited
Easy Up Limited                      7,835,101                   0
Song Li                              6,234,044                   0
DragonTech Ventures                  1,523,005                   0
Management Limited

                                                                     EXHIBIT B-1

                 BEIJING STAR-VILLAGE EQUITY TRANSFER AGREEMENT

                                                                     EXHIBIT B-2

                         GMMT EQUITY TRANSFER AGREEMENT

                                                                       EXHIBIT C

                          ALLOCATION OF PURCHASE PRICE

                                                                          POTION OF SHARE
                                                       PORTION OF        CONSIDERATION AND
                                   PORTION OF           DEFERRED              DEFERRED
            NAME               CASH CONSIDERATION  CASH CONSIDERATION    SHARE CONSIDERATION
            ----               ------------------  ------------------    -------------------
DragonTech Ventures Limited       US$4,008,638            US$0                  US$0
DragonTech Ventures                US$407,405             US$0                  US$0
Management Limited
Star-Village.com Corporation      US$1,907,336            US$0               US$906,511
Win Light Limited                 US$1,198,106        US$2,282,573          US$1,654,866
Riches Key Limited                 US$540,970         US$1,030,629           US$747,206
Profit Stand Investments           US$527,761         US$1,005,465           US$728,962
Limited
Easy Up Limited                    US$488,849          US$931,332            US$675,216
Song Li                           US$1,077,837            US$0               US$537,239
TOTAL                            US$10,156,902        US$5,250,000           US$5,250,000

                                                                       EXHIBIT D

                           COMPANY EMPLOYEES WHO HAVE
                         EXECUTED EMPLOYMENT AGREEMENTS

Song Li
Wu Bo
Wang Xin
Cai Feng
Li Yi Wen

                                                                       EXHIBIT E

                            FORM OF LEGAL OPINION OF
                              THE COMPANY'S COUNSEL